Exhibit 99.1

Investor Contact:	Nancy Christal Senior Vice President Investor Relations (914) 722-4704	Media Contact:	Eileen H. Boone Senior Vice President Corporate Communications & Community Relations (401) 770-4561

FOR IMMEDIATE RELEASE

CVS Caremark Corporation Announces Expiration of Cash Tender Offer
for its 6.302% Enhanced Capital Advantaged Preferred Securities
(CUSIP NO. 126650BK 5)

WOONSOCKET, RI, December 7, 2011 – CVS Caremark Corporation (NYSE:CVS) announced today the expiration and final results of its previously announced tender offer (the “Tender Offer”) as of 5:00 p.m., New York City time on December 7, 2011 for any and all of its $1,000,000,000 outstanding 6.302% Enhanced Capital Advantaged Preferred Securities (the “Notes”).

The Tender Offer commenced on November 29, 2011 and expired at 5:00 p.m., New York City time, on December 7, 2011 (the “Expiration Date”).  Based on the final tabulation provided by the Information Agent for the Tender Offer, D.F. King & Co., Inc., holders of the Notes tendered $957,715,000 aggregate principal amount of the Notes on or prior to the Expiration Date.

The settlement date for Notes validly tendered on or prior to the Expiration Date is expected to be December 8, 2011. In addition to the Total Consideration, holders of Notes accepted for purchase will receive accrued and unpaid interest on those Notes from the last interest payment date with respect to the Notes to, but not including, the settlement date.

For a complete statement of the terms and conditions of the Tender Offer, holders of the Notes should refer to the Offer to Purchase and the Letter of Transmittal dated November 29, 2011.  Copies of the Offer to Purchase and Letter of Transmittal may be obtained from D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or (800) 949-2583 (for all others toll-free).

Barclays Capital Inc. and Deutsche Bank Securities Inc. acted as the Dealer Managers for the Tender Offer.

About the Company:

CVS Caremark is the largest pharmacy health care provider in the United States with integrated offerings across the entire spectrum of pharmacy care. We are uniquely positioned to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of approximately 65,000 pharmacies, including more than 7,300 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical offerings include our signature Pharmacy Advisor™ program as well as innovative generic step therapy and genetic benefit management programs that promote more cost effective and healthier behaviors and improve health care outcomes. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

Forward-looking Statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.